UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT,
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report May 21, 2015

TRINITY CAPITAL CORPORATION
(Exact name of Registrant as specified in its charter)

New Mexico
(State or other jurisdiction of incorporation)

000-50266	85-0242376
(Commission File Number)	(I.R.S. Employer Identification Number)

1200 Trinity Drive, Los Alamos, New Mexico	87544
(Address of principal executive offices)	(Zip Code)

(505) 662-5171
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 21, 2015, the Board of Directors of announced its appointment of Rodney ("Rod") Pittman as Chief Administrative Officer of Los Alamos National Bank ("LANB"), a subsidiary of Trinity Capital Corporation ("Trinity"). Mr. Pittman, 57, most recently served as Executive Vice President of Corporate Security at BBVA Compass. Before joining BBVA, Mr. Pittman was Chief Operating Officer for Texas State Bank.  Mr. Pittman's experience includes operations, audit, compliance and consulting functions within the banking and financial services industry.  Mr. Pittman earned his Masters of Business Administration in Finance from the University of Indianapolis in 2001. Mr. Pittman also holds industry certifications including: Certified Internal Auditor (CIA), Certified Financials Services Auditor (CFSA), Certified Information Systems Auditor (CISA) and Certified Fraud Examiner.

Mr. Pittman does not have a direct or indirect material interest in any transaction with Trinity or LANB required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is also no arrangement or understanding between Mr. Pittman and any other person pursuant to which Mr. Pittman was selected for his position.  Mr. Pittman is not related to any director or executive officer of Trinity or LANB.

Mr. Pittman's annual cash base salary as Chief Administrative Officer of LANB is $240,000, and he will participate in the benefit plans currently available to LANB employees.  Mr. Pittman is eligible to receive cash and stock incentives at the discretion of the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRINITY CAPITAL CORPORATION
Dated: May 21, 2015	By:	/s/ John S. Gulas
John S. Gulas